EXHIBIT 99.1

Hanmi Reports Fourth Quarter 2019 Results

2019 Fourth Quarter and Full Year Highlights:

  Fourth quarter net income of $3.1 million, or $0.10 per diluted share, down from $12.4 million, or $0.40 per diluted share from the prior quarter; Full year 2019 net income of $32.8 million, or $1.06 per diluted share, compared with $57.9 million, or $1.79 per diluted share in 2018.
    Net income for the quarter included a $6.9 million specific provision for loan and lease losses related to a previously identified $39.7 million troubled loan relationship; at year-end the specific allowance stood at $22.6 million.
  Loans and leases receivable of $4.61 billion, up 3.6% in the fourth quarter on an annualized basis and up 0.2% year-over-year.
  New loan and lease production of $381.4 million, the highest quarterly loan and lease production since 2015.
  Deposits of $4.70 billion, up 0.8% in the fourth quarter on an annualized basis and down 1.0% year-over-year.
  Nonperforming assets at 1.15% of total assets compared with 1.18% from the prior quarter; net charge-offs of 0.02% for the year and an allowance to loans and leases of 1.33% at year-end.
  Fourth quarter net interest income was $43.9 million, down 0.3% from the prior quarter; for the full year, net interest income was $175.9 million compared with $181.0 million last year.
  Fourth quarter net interest margin was 3.32%, down 4 basis points from the prior quarter; net interest margin for the full year was 3.37% compared with 3.57% last year.
  Fourth quarter noninterest income was $6.7 million, down 2.2% from the prior quarter; for the full year, noninterest income was $27.6 million compared with $24.5 million last year.
  Fourth quarter noninterest expense of $34.1 million, inclusive of a $1.7 million impairment charge on bank premises to be sold, up $1.4 million, or 4.5% from the prior quarter; noninterest expense for the full year was $125.9 million compared with $117.6 million last year.
  Repurchased approximately 1.2%, or 375,000 shares, of Hanmi common stock under the previously announced share repurchase program; tangible common equity ratio remains strong at 9.98%.

LOS ANGELES, Jan. 28, 2020 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported net income for the 2019 fourth quarter of $3.1 million, or $0.10 per diluted share, compared with $12.4 million, or $0.40 per diluted share for the 2019 third quarter and $11.4 million, or $0.37 per diluted share for the 2018 fourth quarter. 2019 fourth quarter net income included a $6.9 million specific provision for loan and lease losses related to the previously identified $39.7 million troubled loan relationship.

For the 2019 year, net income was $32.8 million, or $1.06 per diluted share, compared with $57.9 million, or $1.79 per diluted share, for 2018.

Bonnie Lee, President and Chief Executive Officer, said, “Hanmi’s performance in the fourth quarter was highlighted by excellent growth in loan and lease production along with an improving mix of deposits. Total loan and lease production volume of $381.4 million increased more than 75% from the prior quarter and nearly 55% from the fourth quarter last year. Despite the strong loan and lease production, payoffs more than doubled from the prior quarter, which resulted in loan and lease growth in the fourth quarter of 3.6% on an annualized basis. In addition, we benefitted during the year from an 8.3% increase in noninterest-bearing demand deposits along with a 13.6% reduction in time deposits that helped mitigate competitive pressure on loan yields.”

Ms. Lee continued, “Net income for the quarter included a $6.9 million specific provision related to the previously identified $39.7 million troubled loan relationship. We continue to work with the borrower on an orderly resolution to the relationship and the borrower has continued payments, reducing the relationship to $39.7 million from $40.7 million at midyear. With the loans comprising this relationship maturing on December 31, 2019, we received current appraisals on the personal property securing the relationship and have provided for a specific allowance at the lower range of the appraised values. Notwithstanding this particular relationship, Hanmi’s overall credit quality metrics remain strong.”

Ms. Lee concluded, “As we look ahead to 2020, given our strong deposit franchise and loan and lease pipeline I believe Hanmi is well-positioned to deliver profitable growth throughout the year.”

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18

Net income	$3,084	$12,376	$2,656	$14,672	$11,385	$(9,292)	$(8,301)
Net income per diluted common share	$0.10	$0.40	$0.09	$0.48	$0.37	$(0.30)	$(0.27)

Assets	$5,538,184	$5,527,982	$5,511,752	$5,571,068	$5,502,219	$10,202	$35,965
Loans and leases receivable	$4,610,148	$4,569,837	$4,555,802	$4,575,620	$4,600,540	$40,311	$9,608
Deposits	$4,698,962	$4,690,141	$4,762,068	$4,820,175	$4,747,235	$8,821	$(48,273)

Return on average assets	0.22%	0.90%	0.19%	1.09%	0.83%	-0.68	-0.61
Return on average stockholders' equity	2.15%	8.67%	1.87%	10.62%	7.92%	-6.52	-5.77

Net interest margin (1)	3.32%	3.36%	3.30%	3.52%	3.51%	-0.04	-0.19
Efficiency ratio (2)	67.31%	64.04%	59.44%	56.83%	56.40%	3.27	10.91

Tangible common equity to tangible assets (3)	9.98%	10.20%	10.04%	9.93%	9.84%	-0.22	0.14
Tangible common equity per common share (3)	$17.90	$18.05	$17.83	$17.89	$17.47	$(0.15)	$0.43

(1) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.
(2) Noninterest expense divided by net interest income plus noninterest income.
(3) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income was $43.9 million for the fourth quarter of 2019 compared with $44.1 million for the third quarter of 2019. Fourth quarter interest and fees on loans and leases decreased 2.9%, or $1.7 million, from the preceding quarter primarily due to an 11 basis point reduction in average yields, which was a function of the decline in the overnight rate by 25 basis points. This was partially offset by a decrease in total interest expense of 7.5%, or $1.4 million, from the preceding quarter due primarily to lower rates paid on interest-bearing deposits. Fourth quarter loan prepayment penalties were $0.7 million compared with $0.3 million for the third quarter.

Net interest income of $175.9 million for the full year in 2019 decreased 2.8% compared with $181.0 million for the full year in 2018. The year-over-year decline in net interest income reflects an 11 basis point increase in average yield on higher average interest-earnings assets that was more than offset by a 48 basis point increase in average rate paid on average interest-bearing deposits.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
Net Interest Income	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18

Interest and fees on loans and leases(1)	$56,267	$57,929	$56,872	$58,334	$57,947	-2.9%	-2.9%
Interest on securities	3,665	3,769	3,770	3,456	3,278	-2.8%	11.8%
Dividends on FHLB stock	289	286	283	289	555	1.0%	-47.9%
Interest on deposits in other banks	478	193	557	335	179	147.7%	167.0%
Total interest and dividend income	$60,699	$62,177	$61,482	$62,414	$61,959	-2.4%	-2.0%

Interest on deposits	14,699	15,995	16,728	15,683	14,139	-8.1%	4.0%
Interest on borrowings	325	367	-	71	420	-11.4%	-22.6%
Interest on subordinated debentures	1,739	1,757	1,764	1,772	1,754	-1.0%	-0.9%
Total interest expense	16,763	18,119	18,492	17,526	16,313	-7.5%	2.8%
Net interest income	$43,936	$44,058	$42,990	$44,888	$45,646	-0.3%	-3.7%

(1) Includes loans held for sale.

Net interest margin was 3.32% for the fourth quarter of 2019 compared with 3.36% for the third quarter of 2019, principally reflecting a 15 basis point decline in the yield on earning assets offset by a 16 basis point decline in the cost of interest-bearing deposits. For the full year, net interest margin was 3.37% for 2019 compared with 3.57% for 2018.

The average earning asset yield was 4.59% for the fourth quarter of 2019 compared with 4.74% for the third quarter of 2019. The 15 basis point decline reflects in part the 25 basis point decline in the overnight rate. Full year yields increased 11 basis points year-over-year to 4.73%.

The cost of interest-bearing liabilities was 1.89% for the fourth quarter of 2019 compared with 2.04% for the third quarter of 2019. The lower cost of interest-bearing liabilities was driven by a reduction in the general level of interest rates. For 2019, the cost of interest-bearing liabilities was 1.99% compared with 1.55% for the full year 2018, reflecting a decreasing interest rate environment in the second half of 2019.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
Average Earning Assets and Interest-bearing Liabilities	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Loans and leases receivable (1)	$4,487,998	$4,519,770	$4,491,377	$4,533,120	$4,544,722	-0.7%	-1.2%
Securities	624,861	630,450	629,062	589,547	581,550	-0.9%	7.4%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	114,462	35,140	92,753	53,022	34,301	225.7%	233.7%
Average interest-earning assets	$5,243,706	$5,201,745	$5,229,577	$5,192,074	$5,176,958	0.8%	1.3%

Demand: interest-bearing	$82,604	$82,665	$83,932	$85,291	$89,971	-0.1%	-8.2%
Money market and savings	1,640,162	1,555,639	1,541,976	1,526,710	1,510,428	5.4%	8.6%
Time deposits	1,605,276	1,692,419	1,863,685	1,852,562	1,751,429	-5.1%	-8.3%
Average interest-bearing deposits	3,328,042	3,330,723	3,489,593	3,464,563	3,351,828	-0.1%	-0.7%
Borrowings	75,500	74,239	59	10,611	65,217	1.7%	15.8%
Subordinated debentures	118,297	118,145	118,007	117,863	117,728	0.1%	0.5%
Average interest-bearing liabilities	$3,521,839	$3,523,107	$3,607,659	$3,593,037	$3,534,773	0.0%	-0.4%

(1) Includes loans held for sale.

	For the Three Months Ended					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
Average Yields and Rates	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Loans and leases receivable(1)	4.97%	5.08%	5.08%	5.22%	5.06%	-0.11	-0.09
Securities (2)	2.35%	2.39%	2.40%	2.44%	2.37%	-0.04	-0.02
FHLB stock	7.00%	6.93%	6.93%	7.15%	13.44%	0.07	-6.44
Interest-bearing deposits in other banks	1.66%	2.18%	2.41%	2.56%	2.07%	-0.52	-0.41
Interest-earning assets	4.59%	4.74%	4.72%	4.89%	4.76%	-0.15	-0.17

Interest-bearing deposits	1.75%	1.91%	1.92%	1.84%	1.67%	-0.16	0.08
Borrowings	1.71%	1.96%	0.00%	2.71%	2.56%	-0.25	-0.85
Subordinated debentures	5.88%	5.92%	5.96%	6.01%	5.94%	-0.04	-0.06
Interest-bearing liabilities	1.89%	2.04%	2.06%	1.98%	1.83%	-0.15	0.06

Net interest margin (taxable equivalent basis)	3.32%	3.36%	3.30%	3.52%	3.51%	-0.04	-0.19

Cost of deposits	1.25%	1.37%	1.41%	1.35%	1.20%	-0.12	0.05

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

For the fourth quarter of 2019, the loan and lease loss provision was $10.8 million compared with $1.6 million for the preceding quarter, and $3.0 million for the fourth quarter of 2018. The 2019 fourth quarter provision included a $6.9 million specific provision for a previously identified troubled loan relationship. The loan and lease loss provision for the full year 2019 was $30.2 million compared with $4.0 million for 2018. 2019 included a $22.6 million specific provision for the previously identified troubled loan relationship.

Fourth quarter noninterest income decreased 2.2% to $6.7 million from $6.9 million for the third quarter, primarily due to a $0.3 million decrease in gain on sale of SBA loans. Gains on sales of SBA loans were $1.5 million for the fourth quarter 2019, down from $1.8 million for the preceding quarter reflecting lower trade premiums of 7.60% compared with 9.15%. The volume of SBA loans sold for the 2019 fourth quarter and third quarter were $24.9 million and $24.3 million, respectively. Servicing income reflected a higher level of amortization arising from elevated pay-offs, and other income included $0.5 million from the accretion of purchase discount related to matured leases.

Noninterest income was $27.6 million for the full year 2019 compared with $24.5 million for 2018 primarily due to higher gain on sale of SBA loans and securities and a $1.2 million gain on sale of bank premises.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
Noninterest Income	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Service charges on deposit accounts	$2,589	$2,518	$2,486	$2,358	$2,648	2.8%	-2.2%
Trade finance and other service charges and fees	1,267	1,191	1,204	1,124	1,167	6.4%	8.6%
Servicing income	227	614	600	357	630	-63.0%	-64.0%
Bank-owned life insurance income	281	279	281	280	288	0.7%	-2.4%
All other operating income	846	491	293	484	584	72.3%	44.9%
Service charges, fees & other	5,210	5,093	4,864	4,603	5,317	2.3%	-2.0%

Gain on sale of SBA loans	1,499	1,767	1,060	926	983	-15.2%	52.5%
Net gain (loss) on sales of securities	-	-	570	725	-	0.0%	0.0%
Gain on sale of bank premises	-	-	1,235	-	-	0.0%	0.0%
Total noninterest income	$6,709	$6,860	$7,729	$6,254	$6,300	-2.2%	6.5%

During the fourth quarter, noninterest expense increased 4.5% to $34.1 million from $32.6 million in the third quarter principally due to a $1.7 million impairment loss on former bank premises to be sold and a $0.6 million increase in the provision for off balance sheet items arising from an increase in commitments to extend credit and an increase in related estimated loss factors.

Noninterest expense for the year ended December 31, 2019 were $125.9 million, reflecting an increase of $8.3 million from the year ended December 31, 2018 stemming mostly from the $1.7 million impairment loss, higher professional fees principally related to the reporting delay and CECL implementation, and increased investments in technology. The efficiency ratio for full year 2019 was 61.89% compared to 57.20% for the prior year.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Noninterest Expense
Salaries and employee benefits	$17,752	$17,530	$16,881	$15,738	$15,845	1.3%	12.0%
Occupancy and equipment	4,547	4,528	3,468	4,521	4,105	0.4%	10.8%
Data processing	2,122	2,410	2,140	2,083	1,894	-12.0%	12.0%
Professional fees	2,601	2,826	1,983	1,649	1,969	-8.0%	32.1%
Supplies and communication	717	726	649	844	797	-1.2% %	-10.0%
Advertising and promotion	1,165	927	945	760	1,316	25.7%	-11.5%
All other operating expenses	2,556	3,291	3,687	3,728	3,669	-22.3%	-30.3%
subtotal	31,460	32,238	29,753	29,323	29,595	-2.4%	6.3%

Provision (income) for off-balance sheet items	855	209	233	(339)	82	309.1%	942.7%
Other real estate owned expense (income)	40	160	158	81	(378)	-75.0%	110.6%
Impairment loss on bank premises	1,734	-	-	-	-	0.0%	0.0%
Total noninterest expense	$34,089	$32,607	$30,144	$29,065	$29,299	4.5%	16.3%

For the full years ended December 31, 2019 and 2018, the provision for income taxes was $14.6 million and $26.1 million, respectively, representing effective tax rates of 30.8% and 31.1%, respectively.

Financial Position
Total assets were $5.54 billion at December 31, 2019, a 0.2% increase from $5.53 billion at September 30, 2019.

Loans and leases receivable, before the allowance for loan and lease losses, were $4.61 billion at December 31, 2019, up 0.9% from $4.57 billion at the end of the prior quarter. Loans held for sale, representing the guaranteed portion of SBA loans, were $6.0 million at December 31, 2019 compared with $6.6 million at the end of the third quarter.

Loans and leases receivable, before the allowance for loan and lease losses at year-end 2019, were up 0.1% from $4.60 billion at December 31, 2018.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Loan and Lease Portfolio
Commercial real estate loans	$3,226,478	$3,209,752	$3,213,135	$3,230,526	$3,257,792	0.5%	-1.0%
Residential real estate loans	402,028	436,576	458,327	483,830	500,563	-7.9%	-19.7%
Commercial and industrial loans	484,093	441,209	409,502	422,502	429,903	9.7%	12.6%
Lease receivables	483,879	467,777	460,519	425,530	398,858	3.4%	21.3%
Consumer loans	13,670	14,523	14,319	13,232	13,424	-5.9%	1.8%
Loans and leases receivable	4,610,148	4,569,837	4,555,802	4,575,620	4,600,540	0.9%	0.2%
Loans held for sale	6,020	6,598	6,029	7,140	9,390	-8.8%	-35.9%
Total loans and leases	$4,616,168	$4,576,435	$4,561,831	$4,582,760	$4,609,930	0.9%	0.1%

For the fourth quarter of 2019, commercial real estate loans as a percentage of loans and leases receivable decreased to 70.0% compared with 70.8% for the same period last year. Commercial and industrial loans and leases receivable each reached 10.5% of the portfolio; a year ago, they were 9.3% and 8.7% respectively.

New loan and lease production for the 2019 fourth quarter was $381.4 million at an average rate of 5.08%, while the average rate of loans paid off during the same period was 5.01%.

	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2019	2019	2019	2019	2018
New Loan & Lease Production
Commercial real estate loans	$185,070	$78,039	$105,527	$46,531	$87,523
Commercial and industrial loans	95,349	51,093	48,451	33,643	68,113
SBA loans	33,649	34,114	19,970	29,976	30,758
Lease receivable	65,525	52,333	77,983	69,577	59,023
Consumer loans	1,768	1,882	450	122	831
subtotal	381,361	217,461	252,381	179,849	246,248

Payoffs	(205,012)	(103,638)	(124,200)	(133,246)	(94,288)
Amortization	(77,580)	(70,407)	(77,417)	(74,538)	(90,603)
Loan sales	(26,087)	(24,286)	(16,650)	(15,459)	(18,210)
Net line utilization	(31,333)	(4,012)	(52,404)	19,581	(21,715)
Charge-offs & OREO	(1,038)	(1,084)	(1,527)	(1,107)	(3,775)

Loans and leases-beginning balance	$4,569,837	$4,555,803	$4,575,620	$4,600,540	$4,582,883
Loans and leases-ending balance	$4,610,148	$4,569,837	$4,555,803	$4,575,620	$4,600,540

Deposits increased by 0.2% to $4.70 billion at the end of the fourth quarter from $4.69 billion at the end of the preceding quarter. The average loan-to-deposit ratio at December 31, 2019 was 96.1% compared with 97.6% in the third quarter.

Deposits decreased by 1.0% from $4.75 billion at the end of the fourth quarter last year, driven primarily by a decrease of 13.6% in time deposits, partially offset by an increase of 8.3% in noninterest-bearing demand deposits. Time deposits accounted for 33.1% of the deposit portfolio.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Deposit Portfolio
Demand: noninterest-bearing	$1,391,624	$1,388,121	$1,312,577	$1,316,114	$1,284,530	0.3%	8.3%
Demand: interest-bearing	84,323	84,155	80,248	85,946	87,582	0.2%	-3.7%
Money market and savings	1,667,096	1,590,037	1,528,000	1,543,299	1,573,622	4.8%	5.9%
Time deposits	1,555,919	1,627,828	1,841,243	1,874,816	1,801,501	-4.4%	-13.6%
Total deposits	$4,698,962	$4,690,141	$4,762,068	$4,820,175	$4,747,235	0.2%	-1.0%

At December 31, 2019, stockholders’ equity was $563.3 million, compared with $574.5 million at September 30, 2019. Tangible common stockholders’ equity was $551.4 million, or 9.98% of tangible assets, compared with $562.6 million, or 10.20% of tangible assets at the end of the third quarter. Tangible book value per share decreased to $17.90 from $18.05 in the prior quarter. During the 2019 fourth quarter, Hanmi repurchased 375,000 shares at a weighted average price of $19.63.

Hanmi continues to be well capitalized for regulatory purposes, with a preliminary Tier 1 risk-based capital ratio of 11.77% and a Total risk-based capital ratio of 14.99% at December 31, 2019, versus 11.91% and 15.07%, respectively, for the third quarter.

	As of					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	14.99%	15.07%	14.99%	14.17%	14.54%	-0.08	0.45
Tier 1 risk-based capital	11.77%	11.91%	11.83%	11.94%	11.74%	-0.14	0.03
Common equity tier 1 capital	11.35%	11.49%	11.41%	11.52%	11.32%	-0.14	0.03
Tier 1 leverage capital ratio	10.13%	10.43%	10.20%	10.39%	10.18%	-0.30	-0.05
Hanmi Bank
Total risk-based capital	14.56%	14.65%	14.62%	14.37%	14.19%	-0.09	0.37
Tier 1 risk-based capital	13.43%	13.55%	13.54%	13.64%	13.47%	-0.12	-0.04
Common equity tier 1 capital	13.43%	13.55%	13.54%	13.64%	13.47%	-0.12	-0.04
Tier 1 leverage capital ratio	11.69%	11.86%	11.67%	11.88%	11.67%	-0.17	0.02

(1) Preliminary ratios for December 31, 2019

Asset Quality
Loans and leases 30 to 89 days past due and still accruing were 0.22% of loans and leases at the end of the fourth quarter of 2019, compared with 0.18% at the end of the third quarter.

Classified loans were $94.0 million at December 31, 2019 compared with $80.7 million at the end of the third quarter, while special mention loans were $26.6 million at the end of the fourth quarter compared with $27.4 million at September 30, 2019. The increase in classified loans reflects the addition of a $10.7 million branded hotel construction loan due to project delays; project completion is estimated to be late summer or early fall of 2020.

Nonperforming loans and leases were $63.8 million at the end of the fourth quarter of 2019, or 1.38% of loans and leases compared with $64.7 million for the third quarter, or 1.42% of the portfolio.

Nonperforming assets were $63.8 million at the end of the fourth quarter of 2019, or 1.15% of assets, compared with $65.1 million, or 1.18% of assets, at the end of the prior quarter.

The troubled loan relationship identified in the 2019 second quarter, included in both the classified and nonaccrual categories above, was $39.7 million at December 31, 2019, compared with $40.0 million at September 30, 2019, and $40.7 million at June 30, 2019. The decline reflects payments applied to the loans outstanding; there have been no charge-offs. The specific allowance for this troubled loan relationship increased to $22.6 million at year-end from $15.7 million at September 30, 2019.

Gross charge-offs for the fourth quarter of 2019 were $1.0 million compared with $0.9 million for the preceding quarter. Recoveries of previously charged-off loans for the fourth quarter of 2019 were $1.0 million compared with $0.6 million for the preceding quarter. As a result, there were net charge offs of $55,000 for the fourth quarter of 2019, compared with net charge offs of $276,000 for the preceding quarter. For the fourth quarter of 2019, net charge offs represented 0.00% of average loans and leases compared to net charge offs of 0.02% for the preceding quarter.

The allowance for loan and lease losses was $61.4 million as of December 31, 2019, generating an allowance for loan and lease losses to loans and leases of 1.33% compared with 1.11% in the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-19	Q4-19
	2019	2019	2019	2019	2018	vs. Q3-19	vs. Q4-18
Asset Quality Data and Ratios

Delinquent loans and leases:
Loans and leases, 30 to 89 days past due and still accruing	$10,251	$8,085	$11,210	$9,242	$10,674	$2,166	$(423)
Delinquent loans and leases to loans and leases	0.22%	0.18%	0.25%	0.20%	0.23%	0.04	-0.01

Criticized loans and leases:
Special mention	$26,632	$27,400	$23,820	$9,257	$29,183	$(768)	$(2,551)
Classified	94,025	80,734	75,686	53,087	29,542	13,291	64,483
Total criticized loans & leases	$120,657	$108,134	$99,506	$62,344	$58,725	$12,523	$61,932

Nonperforming assets:
Nonaccrual loans and leases	$63,761	$64,194	$63,031	$40,041	$15,525	$(433)	$48,236
Loans and leases 90 days or more past due and still accruing	-	544	-	-	4	(544)	(4)
Nonperforming loans and leases	63,761	64,738	63,031	40,041	15,529	(977)	48,232
Other real estate owned, net	63	330	507	622	663	(267)	(600)
Nonperforming assets	$63,824	$65,068	$63,538	$40,663	$16,192	$(1,244)	$47,632

Nonperforming loans and leases to loans and leases	1.38%	1.43%	1.38%	0.88%	0.34%
Nonperforming assets to assets	1.15%	1.18%	1.15%	0.73%	0.29%

Allowance for loan and lease losses:
Balance at beginning of period	$50,712	$49,386	$32,896	$31,974	$31,676
Loan and lease loss provision	10,752	1,602	16,699	1,117	3,041
Less: Net loan and lease charge-offs	55	276	209	195	2,743
Balance at end of period	$61,409	$50,712	$49,386	$32,896	$31,974

Net loan and lease charge-offs to average loans and leases (1)	0.00%	0.02%	0.02%	0.02%	0.24%
Allowance for loan and lease losses to loans and leases	1.33%	1.11%	1.08%	0.72%	0.70%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,542	$1,333	$1,100	$1,439	$1,357
Provision (income) for off-balance sheet items	855	209	233	(339)	82
Balance at end of period	$2,397	$1,542	$1,333	$1,100	$1,439

Commitments to extend credit	$371,287	$346,182	$311,128	$270,051	$325,100

(1) Annualized

Corporate Developments
On October 24, 2019 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2019 fourth quarter of $0.24 per share. The dividend was paid on November 27, 2019, to stockholders of record as of the close of business on November 4, 2019.

On January 23, 2020 Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2020 first quarter of $0.24 per share. The dividend will be paid on February 27, 2020, to stockholders of record as of the close of business on February 3, 2020.

In January 2019, Hanmi announced that its Board of Directors authorized a stock repurchase program of up to 5%, or 1.5 million shares, of its outstanding common stock. During the fourth quarter, Hanmi made initial purchases under this authorization for 375,000 shares at an average price of $19.63 for an aggregate investment of approximately $7.4 million. As of December 31, 2019, approximately 1.1 million shares remained available for future purchases under the current stock repurchase program.

Conference Call
Management will host a conference call today, January 28, 2020 at 2:00 p.m. PT (5:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 2:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and 9 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; our ability to remediate any material weakness in our internal controls over financial reporting; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters; a failure in or breach of our operational or security systems or infrastructure, including cyberattacks; the failure to maintain current technologies; inability to successfully implement future information technology enhancements; difficult business and economic conditions that can adversely affect our industry and business, including competition and lack of soundness of other financial institutions, fraudulent activity and negative publicity; risks associated with Small Business Administration loans; failure to attract or retain key employees; our ability to access cost-effective funding; fluctuations in real estate values; changes in accounting policies and practices; the imposition of tariffs or other domestic or international governmental policies impacting the value of the products of our borrowers; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan and lease losses; credit quality and the effect of credit quality on our provision for loan and lease losses and allowance for loan and lease losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; changes in securities markets; and risks as it relates to cyber security against our information technology and those of our third party providers and vendors. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations / Addo Investor Relations
310-829-5400

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2019	2019	Change	2018	Change
Assets
Cash and due from banks	$121,678	$150,678	-19.2%	$155,376	-21.7%
Securities available for sale, at fair value	634,477	621,815	2.0%	574,908	10.4%
Loans held for sale, at the lower of cost or fair value	6,020	6,598	-8.8%	9,390	-35.9%
Loans and leases receivable, net of allowance for loan and lease losses	4,548,739	4,519,125	0.7%	4,568,566	-0.4%
Accrued interest receivable	11,742	11,723	0.2%	13,331	-11.9%
Premises and equipment, net	26,070	27,271	-4.4%	27,752	-6.1%
Customers' liability on acceptances	66	33	100.0%	173	-61.8%
Servicing assets	6,956	7,436	-6.5%	8,520	-18.4%
Goodwill and other intangible assets, net	11,873	11,950	-0.6%	12,182	-2.5%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	52,782	52,500	0.5%	51,661	2.2%
Prepaid expenses and other assets	101,396	102,468	-1.0%	63,975	58.5%
Total assets	$5,538,184	$5,527,982	0.2%	$5,502,219	0.7%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,391,624	$1,388,121	0.3%	$1,284,530	8.3%
Interest-bearing	3,307,338	3,302,020	0.2%	3,462,705	-4.5%
Total deposits	4,698,962	4,690,141	0.2%	4,747,235	-1.0%
Accrued interest payable	11,215	10,076	11.3%	11,379	-1.4%
Bank's liability on acceptances	66	33	100.0%	173	-61.8%
Borrowings	90,000	75,000	20.0%	55,000	63.6%
Subordinated debentures	118,377	118,232	0.1%	117,808	0.5%
Accrued expenses and other liabilities	56,297	59,973	-6.1%	18,056	211.8%
Total liabilities	4,974,917	4,953,455	0.4%	4,949,651	0.5%

Stockholders' equity:
Common stock	33	33	0.0%	33	0.0%
Additional paid-in capital	575,816	574,957	0.1%	569,712	1.1%
Accumulated other comprehensive income (loss)	3,382	3,708	-8.8%	(6,079)	-155.6%
Retained earnings	100,551	104,927	-4.2%	97,539	3.1%
Less treasury stock	(116,515)	(109,098)	6.8%	(108,637)	7.3%
Total stockholders' equity	563,267	574,527	-2.0%	552,568	1.9%
Total liabilities and stockholders' equity	$5,538,184	$5,527,982	0.2%	$5,502,219	0.7%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2019	2019	Change	2018	Change
Interest and dividend income:
Interest and fees on loans and leases	$56,267	$57,929	-2.9%	$57,947	-2.9%
Interest on securities	3,665	3,769	-2.8%	3,278	11.8%
Dividends on FHLB stock	289	286	1.0%	555	-47.9%
Interest on deposits in other banks	478	193	147.7%	179	167.0%
Total interest and dividend income	60,699	62,177	-2.4%	61,959	-2.0%
Interest expense:
Interest on deposits	14,699	15,995	-8.1%	14,139	4.0%
Interest on borrowings	325	367	-11.4%	420	-22.6%
Interest on subordinated debentures	1,739	1,757	-1.0%	1,754	-0.9%
Total interest expense	16,763	18,119	-7.5%	16,313	2.8%
Net interest income before provision for loan and lease losses	43,936	44,058	-0.3%	45,646	-3.7%
Loan and lease loss provision	10,752	1,602	571.2%	3,041	253.6%
Net interest income after provision for loan and lease losses	33,184	42,456	-21.8%	42,605	-22.1%
Noninterest income:
Service charges on deposit accounts	2,589	2,518	2.8%	2,648	-2.2%
Trade finance and other service charges and fees	1,267	1,191	6.4%	1,167	8.6%
Gain on sale of Small Business Administration ("SBA") loans	1,499	1,767	-15.2%	983	52.5%
Net gain on sales of securities	-	-	-	-	-
Other operating income	1,354	1,384	-2.2%	1,502	-9.9%
Total noninterest income	6,709	6,860	-2.2%	6,300	6.5%
Noninterest expense:
Salaries and employee benefits	17,752	17,530	1.3%	15,845	12.0%
Occupancy and equipment	4,547	4,528	0.4%	4,105	10.8%
Data processing	2,122	2,410	-12.0%	1,894	12.0%
Professional fees	2,601	2,826	-8.0%	1,969	32.1%
Supplies and communications	717	726	-1.2%	797	-10.0%
Advertising and promotion	1,165	927	25.7%	1,316	-11.5%
Other operating expenses	5,185	3,660	41.7%	3,373	53.7%
Total noninterest expense	34,089	32,607	4.5%	29,299	16.3%
Income before provision for income taxes	5,804	16,709	-65.3%	19,607	-70.4%
Provision for income taxes	2,720	4,333	-37.2%	8,222	-66.9%
Net income	$3,084	$12,376	-75.1%	$11,385	-72.9%

Basic earnings per share:	$0.10	$0.40		$0.37
Diluted earnings per share:	$0.10	$0.40		$0.37

Weighted-average shares outstanding:
Basic	30,692,487	30,830,445		30,681,980
Diluted	30,723,958	30,859,119		30,757,398
Common shares outstanding	30,799,624	31,173,881		30,928,437

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2019	2018	Change
Interest and dividend income:
Interest and fees on loans	$229,402	$219,590	4.5%
Interest on securities	14,661	12,817	14.4%
Dividends on FHLB stock	1,147	1,413	-18.8%
Interest on deposits in other banks	1,562	577	170.7%
Total interest and dividend income	246,772	234,397	5.3%
Interest expense:
Interest on deposits	63,105	43,080	46.5%
Interest on borrowings	763	3,379	-77.4%
Interest on subordinated debentures	7,032	6,925	1.5%
Total interest expense	70,900	53,384	32.8%
Net interest income before provision for loan and lease losses	175,872	181,013	-2.8%
Loan and lease loss provision	30,170	3,990	656.1%
Net interest income after provision for loan and lease losses	145,702	177,023	-17.7%
Noninterest income:
Service charges on deposit accounts	9,951	10,000	-0.5%
Trade finance and other service charges and fees	4,786	4,616	3.7%
Gain on sale of Small Business Administration ("SBA") loans	5,251	4,954	6.0%
Net gain (loss) on sales of securities	1,295	(341)	-479.8%
Other operating income	6,269	5,291	18.5%
Total noninterest income	27,552	24,520	12.4%
Noninterest expense:
Salaries and employee benefits	67,900	69,435	-2.2%
Occupancy and equipment	17,064	15,944	7.0%
Data processing	8,755	6,870	27.4%
Professional fees	9,060	6,178	46.6%
Supplies and communications	2,936	3,003	-2.2%
Advertising and promotion	3,797	4,041	-6.0	%v
Other operating expenses	16,394	12,102	35.5%
Total noninterest expense	125,906	117,573	7.1%
Income before provision for income taxes	47,348	83,970	-43.6%
Income tax expense	14,560	26,102	-44.2%
Net income	$32,788	$57,868	-43.3%

Basic earnings per share:	$1.06	$1.80
Diluted earnings per share:	$1.06	$1.79

Weighted-average shares outstanding:
Basic	30,725,376	31,924,863
Diluted	30,760,422	32,051,333
Common shares outstanding	30,799,624	30,928,437

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)
	Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,487,998	$56,267	4.97%	$4,519,770	$57,929	5.08%	$4,544,722	$57,946	5.06%
Securities (2)	624,861	3,665	2.35%	630,450	3,769	2.39%	581,550	3,442	2.37%
FHLB stock	16,385	289	7.00%	16,385	286	6.93%	16,385	555	13.44%
Interest-bearing deposits in other banks	114,462	478	1.66%	35,140	193	2.18%	34,301	179	2.07%
Total interest-earning assets	5,243,706	60,699	4.59%	5,201,745	62,177	4.74%	5,176,958	62,122	4.76%

Noninterest-earning assets:
Cash and due from banks	104,591			99,492			120,684
Allowance for loan and lease losses	(50,978)			(49,762)			(31,005)
Other assets	210,004			210,142			173,896

Total assets	$5,507,323			$5,461,617			$5,440,533

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$82,604	$24	0.11%	$82,665	$31	0.15%	$89,971	$34	0.15%
Money market and savings	1,640,162	5,616	1.36%	1,555,639	6,180	1.58%	1,510,428	5,300	1.39%
Time deposits	1,605,276	9,059	2.24%	1,692,419	9,784	2.29%	1,751,429	8,805	1.99%
Total interest-bearing deposits	3,328,042	14,699	1.75%	3,330,723	15,995	1.91%	3,351,828	14,139	1.67%
Borrowings	75,500	325	1.71%	74,239	367	1.96%	65,217	420	2.56%
Subordinated debentures	118,297	1,739	5.88%	118,145	1,757	5.92%	117,728	1,754	5.94%
Total interest-bearing liabilities	3,521,839	16,763	1.89%	3,523,107	18,119	2.04%	3,534,773	16,313	1.83%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,342,524			1,300,704			1,305,860
Other liabilities	74,862			71,631			29,462
Stockholders' equity	568,098			566,175			570,438

Total liabilities and stockholders' equity	$5,507,323			$5,461,617			$5,440,533

Net interest income (tax equivalent basis)		$43,936			$44,058			$45,809

Cost of deposits			1.25%			1.37%			1.20%
Net interest spread (taxable equivalent basis)			2.70%			2.70%			2.93%
Net interest margin (taxable equivalent basis)			3.32%			3.36%			3.51%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Twelve Months Ended
	December 31, 2019			December 31, 2018
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans and leases receivable (1)	$4,507,975	$229,402	5.09%	$4,456,202	$219,590	4.93%
Securities (2)	618,610	14,806	2.39%	587,916	13,528	2.30%
FHLB stock	16,385	1,147	7.00%	16,385	1,413	8.62%
Interest-bearing deposits in other banks	73,906	1,562	2.11%	31,478	577	1.83%
Total interest-earning assets	5,216,876	246,917	4.73%	5,091,981	235,108	4.62%

Noninterest-earning assets:
Cash and due from banks	103,475			122,925
Allowance for loan and lease losses	(41,933)			(31,880)
Other assets	197,517			174,939

Total assets	$5,475,935			$5,357,965

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$83,613	$116	0.14%	$91,495	$106	0.12%
Money market and savings	1,566,403	23,556	1.50%	1,444,674	16,182	1.12%
Time deposits	1,752,642	39,433	2.25%	1,609,403	26,792	1.66%
Total interest-bearing deposits	3,402,658	63,105	1.85%	3,145,572	43,080	1.37%
Borrowings	40,374	763	1.89%	174,452	3,379	1.94%
Subordinated debentures	118,079	7,032	5.96%	117,524	6,925	5.88%
Total interest-bearing liabilities	3,561,111	70,900	1.99%	3,437,548	53,384	1.55%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,288,301			1,315,473
Other liabilities	61,209			30,180
Stockholders' equity	565,314			574,764

Total liabilities and stockholders' equity	$5,475,935			$5,357,965

Net interest income (tax equivalent basis)		$176,017			$181,724

Cost of deposits			1.35%			0.97%
Net interest spread (taxable equivalent basis)			2.74%			3.07%
Net interest margin (taxable equivalent basis)			3.37%			3.57%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	June 30,	March 31,	December 31,
Hanmi Financial Corporation	2019	2019	2019	2019	2018
Assets	$5,538,184	$5,527,982	$5,511,752	$5,571,068	$5,502,219
Less goodwill and other intangible assets	(11,873)	(11,950)	(12,028)	(12,105)	(12,182)
Tangible assets	$5,526,311	$5,516,032	$5,499,724	$5,558,963	$5,490,037

Stockholders' equity (1)	$563,267	$574,527	$564,458	$564,292	$552,568
Less goodwill and other intangible assets	(11,873)	(11,950)	(12,028)	(12,105)	(12,182)
Tangible stockholders' equity (1)	$551,394	$562,577	$552,430	$552,187	$540,386

Stockholders' equity to assets	10.17%	10.39%	10.24%	10.13%	10.04%
Tangible common equity to tangible assets (1)	9.98%	10.20%	10.04%	9.93%	9.84%

Common shares outstanding	30,799,624	31,173,881	30,975,163	30,860,533	30,928,437
Tangible common equity per common share	$17.90	$18.05	$17.83	$17.89	$17.47

(1) There were no preferred shares outstanding at the periods indicated.